EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT

THE BOARD OF DIRECTORS
MTS SYSTEMS CORPORATION:


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-28661, 33-21699,33-35288, 333-39388, 33-45386 and 333-82582)
of MTS Systems Corporation of our report dated December 20, 2002, with respect to the consolidated balance sheets of MTS Systems Corporation as of September 28, 2002 and September 30, 2001 and the related consolidated statements of income, shareholders' investment and cash flows, and the related consolidated financial statement schedule for each of the fiscal years in the three-year period ended September 28, 2002, which report appears in the Annual Report on Form 10-K of MTS Systems Corporation for the fiscal year ended September 28, 2002.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of and for the fiscal years ended September 30, 2001 and 2000, which consolidated financial statements were previously audited by other independent auditors.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative financial instruments and its method of revenue recognition in fiscal year 2001. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill in fiscal year 2002.


                                              /S/ KPMG LLP

Minneapolis, Minnesota,
December 27, 2002